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                                   Exhibit 4.4


                             SYSTEMSOFT CORPORATION

            AMENDED AND RESTATED NON-QUALIFIED STOCK OPTION AGREEMENT

     This Amended and Restated Non-Qualified Stock Option Agreement dated as of February 20, 1998 (the "AGREEMENT") by and between SystemSoft Corporation, a Delaware corporation (the "COMPANY"), with a principal place of business in Natick, Massachusetts, and Deborah M. Besemer (the "OPTIONEE"):

                                   WITNESSETH:

     WHEREAS, the Board of Directors of the Company authorized the grant of a stock option upon certain terms and conditions set forth in that certain Non-Qualified Stock Option Agreement dated as of November 25, 1997; and

     WHEREAS, the Company and the Optionee desire to amend and restate the terms and conditions thereof as set forth in this Amended and Restated Non-Qualified Stock Option Agreement.

     NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements herein contained, the Company and the Optionee agree as follows:

     1. GRANT; OPTION EXERCISE PRICE. The Company hereby grants to the Optionee, and the Optionee hereby accepts, the right and option (hereinafter called the "OPTION") to purchase all or any part of an aggregate of 500,000 shares of the Company's Common Stock, $.01 par value (the "COMMON STOCK"), at a price of $6.5625 per share (the "OPTION PRICE"), which represents the fair market value of the stock on the date of grant, on the terms and conditions herein set forth.

     2. TERM AND EXERCISABILITY OF OPTION. If the Optionee has continued to be employed by the Company on the following dates, the Optionee may exercise this option for the number of shares set forth opposite the applicable date:

       November 25, 1998            125,000 shares

       On the 25th day of each      up to an additional 31,250 shares (until all
       February, May, August and    500,000 shares subject to this Agreement and
       November                     are fully exercisable)
       beginning February, 1999

except that, on and after the Board of Directors of the Company or a committee thereof which is authorized to do so determines that the following conditions have been met for a fiscal quarter occurring after the date hereof, 31,250 shares (up to an aggregate of 125,000 shares) subject to this Option which would have otherwise become exercisable in the fourth year hereunder shall become immediately exercisable as follows:

     (a) beginning in the first quarter of fiscal 1999, revenue and earnings growth must be progressing at a reasonable growth rate, based upon the Company's expectations of achieving approximately $49,000,000 in fiscal 1999, with quarterly revenue and earnings targets as set by the fiscal 1999 management plan, and

     (b) the Board of Directors of the Company (or a committee thereof which is authorized to do so) has determined that you are: building a world class sales organization with commensurate results; executing effective team building strategies and results; establishing and driving organizational skills throughout the Company;


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driving new products into new markets; building an infrastructure to support the
Company's next growth phase and supporting that with an efficient, optimized organization.

     In the event that the Board of Directors of the Company or a committee thereof which is authorized to do so determines that for any given quarter these conditions are not achieved, then the options for that quarter would vest according to the normal four year vesting schedule.

     The foregoing rights are cumulative and, while the Optionee continues to be employed by the Company, may be exercised up to and including the date which is ten (10) years from the date this option is granted. All of the foregoing rights are subject to Sections 3 and 4, as appropriate, if the Optionee's employment is terminated or if the Optionee dies or becomes disabled while in the employ of the Company.

     3. TERMINATION OF EMPLOYMENT. If the Optionee ceases to be employed by the Company and any subsidiary of the Company, other than by reason of death or disability as defined in Section 4 hereof, no further installments of this Option shall become exercisable, and this Option shall terminate (and may no longer be exercised) after the passage of 90 days from the Optionee's last day of employment, but in no event later than the scheduled expiration date. In such a case, the Optionee's only rights hereunder shall be those which are properly exercised before termination of this Option.

     4. DEATH; DISABILITY.

          (a) DEATH. If the Optionee dies while in the employ of the Company or any Related Corporation, this Option may be exercised in whole or in part, to the extent otherwise exercisable on the date of her death, by the Optionee's estate, personal representative or beneficiary to whom this Option has been assigned pursuant to Section 6, at any time or times during the period of twelve months following the Optionee's date of death, but not later than the scheduled expiration date.

          (b) DISABILITY. If the Optionee ceases to be employed by the Company and all Related Corporations by reason of her disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code")), the Optionee shall have the right at any time or times during the period of twelve months following termination of Optionee's employment to exercise the Option in whole or in part with respect to shares under the Option not purchased prior to termination of Optionee's employment, in the same manner and to the same extent that the Optionee could have exercised the Option at the date of termination of the Optionee's employment, but not later than the scheduled expiration date.

          (c) EFFECT OF TERMINATION. At the expiration of the twelve-month period provided in paragraph (a) or (b) of this Section 4 or the scheduled expiration date, whichever is the earlier, this Option shall terminate (and shall no longer be exercisable) and the only rights hereunder shall be those as to which the Option was properly exercised before such termination.

     5. METHOD OF EXERCISE; PAYMENT OF PRICE. To the extent that the right to purchase shares of Common Stock has accrued hereunder, this Option may be exercised from time to time by delivering to the Company written notice of the number of shares with respect to which the Option is being exercised accompanied by full payment of the Option Price for such shares (i) in United States dollars in cash or by check, (ii) through delivery of shares of Common Stock of the Company having fair market value equal as of the date of the exercise to the cash exercise price of the Option, (iii) by delivery to the Company of irrevocable instructions to a broker to (a) either sell the shares subject to the option being exercised or hold such shares as collateral for a margin loan and (b) promptly deliver to the Company the amount of the sale or loan proceeds required to pay the exercise price. Unless the Company otherwise consents, an option exercise notice may be delivered to the Company not more often than once in any twelve-month period.


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     6. OPTION NOT TRANSFERABLE. The Option is not assignable or transferable by the Optionee, except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order, and is exercisable during the lifetime of the Optionee only by the Optionee.

     7. NO RIGHTS AS STOCKHOLDER UNTIL EXERCISE. The Optionee shall have no rights as a stockholder with respect to any shares covered by the Option until the Optionee becomes the holder of record of such shares. Except as is expressly provided herein with respect to certain changes in the capitalization of the Company, no adjustment shall be made for dividends or similar rights for which the record date is prior to the date on which the Optionee becomes the holder of record of such shares.

     8. NO OBLIGATION TO CONTINUE EMPLOYMENT. Nothing contained in this Agreement shall be construed or deemed by any person under any circumstances to bind the Company or any of its affiliates to continue the employment of the Optionee for any vesting period described herein, nor shall this Agreement be construed to create any duty of the Company or any of its affiliates or any of its other shareholders to the Optionee, or any duty of the Optionee to the Company or any of its other shareholders, comparable to the duties which partners or joint venturers may owe each other.

     9. RESTRICTIONS ON TRANSFER; LEGEND. Shares of Common Stock received by the Optionee upon exercise of this Option will be of an illiquid nature and will be deemed to be "restricted securities" for purposes of the Securities Act of 1933, as amended (the "Securities Act"). Accordingly, such shares shall have a legend placed thereon and must be sold in compliance with the registration requirements of the Securities Act or an exemption therefrom.

     10. WITHHOLDING TAXES. The Optionee hereby agrees that the Company may withhold from the Optionee's wages or other remuneration the appropriate amount of federal, state and local taxes attributable to the Optionee's exercise of any portion of this Option. At the Company's discretion, the amount required to be withheld may be withheld in cash from such wages or other remuneration, or in kind from the Common Stock otherwise deliverable to the Optionee on exercise of this option. The Optionee further agrees that, if the Company does not withhold an amount from the Optionee's wages or other remuneration sufficient to satisfy the Company's withholding obligation, the Optionee will reimburse the Company on demand, in cash, for the amount underwithheld under applicable tax laws.

     11. ADJUSTMENTS. Upon the occurrence of any of the following events, the Optionee's rights shall be adjusted as hereinafter provided:

     (a) STOCK DIVIDENDS AND STOCK SPLITS. If the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, the number of shares of Common Stock deliverable upon the exercise of this option shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend.

     (b) CONSOLIDATIONS OR MERGERS. If the Company is to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of the Company's assets or otherwise (an "ACQUISITION"), the committee or the board of directors of any entity assuming the obligations of the Company hereunder (the "SUCCESSOR BOARD"), shall either (i) make appropriate provision for the continuation of this Option by substituting on an equitable basis for the shares then subject to such Options either (a) the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition,
(b) shares of stock of the surviving or successor corporation or (c) such other securities as the Successor Board deems appropriate, the fair market value of which shall not materially exceed the fair market value of the shares of Common Stock subject to this Option immediately preceding the Acquisition; or (ii) upon written notice to the Optionee, provide that this Option must be exercised, to the extent then exercisable or to be exercisable as a result of the Acquisition, within a specified number of days of the date of such notice, at the end of which period this Option shall terminate; or (iii) terminate


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this Option in exchange for a cash payment equal to the excess of the fair market value of the shares subject to this Option (to the extent then exercisable or to be exercisable as a result of the Acquisition) over the exercise price thereof.

     (c) RECAPITALIZATION OR REORGANIZATION. In the event of a recapitalization or reorganization of the Company (other than a transaction described in subparagraph (b) above) pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, the Optionee upon exercising this Option shall be entitled to receive for the purchase price paid upon such exercise the securities she would have received if she had exercised this option prior to such recapitalization or reorganization.

     (d) DISSOLUTION OR LIQUIDATION. In the event of the proposed dissolution or liquidation of the Company, this Option will terminate immediately prior to the consummation of such proposed action.

     12. LOCK-UP AGREEMENT. The Optionee agrees that in connection with an underwritten public offering of Common Stock, upon the request of the Company or the managing or lead underwriter for such public offering, this Option and the shares of Common Stock issued upon exercise hereof may not be sold, offered for sale or otherwise disposed of without the prior written consent of the Company or such underwriter, as the case may be, for at least 180 days after the effectiveness of the registration statement filed in connection with such offering, or such longer period of time as the Board of Directors may determine if all of the Company's directors and officers agree to be or are similarly bound. The lock-up agreement established pursuant to this Section 12 shall have perpetual duration.

     13. GENERAL PROVISIONS.

     (a) AMENDMENT; WAIVERS. This Agreement contains the full and complete understanding and agreement of the parties hereto as to the subject matter hereof, and supersedes all proposals, written or oral, and all other communications between the parties relating to the grant of options or the acceleration of vesting of any such options including, without limitation, those provisions set forth in that certain offer letter dated November 4, 1997. This Agreement may not be modified or amended, nor may any provision hereof be waived, except by a further written agreement duly signed by each of the parties. The waiver by either of the parties hereto of any provision hereof in any instance shall not operate as a waiver of any other provision hereof or in any other instance.

     (b) BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, representatives, successors and assigns.

     (c) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

     (d) CONSTRUCTION. The titles of the Sections of this Agreement are included for convenience only and shall not be construed as modifying or affecting their provisions.

     (e) NOTICES. Any notice in connection with this Agreement shall be deemed to have been properly delivered if it is in writing and is delivered in hand or sent by mail to the party addressed as follows, unless another address has been substituted by notice so given:

     To the Optionee:  To the address as set forth on the signature page hereof.

     To the Company:   SystemSoft Corporation
                       One Innovation Drive
                       Natick, Massachusetts 01760
                       Attention:  President


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     IN WITNESS WHEREOF, the Company and the Optionee have caused this Agreement to be executed as of the 20th day of February, 1998.

                                    SYSTEMSOFT CORPORATION

                                    By: /s/ Paul J. Pedevillano
                                       -------------------------------
                                       Title: Chief Financial Officer


                                    /s/ Deborah M. Besemer
                                    ---------------------------
                                    Deborah M. Besemer

                                    Address:
                                       17 Lafayette Drive
                                       Sudbury, MA